Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Lilis Energy, Inc. on Forms S-8 (File No. 333-185122, File No. 333-212285 and File No. 333-214822) of our report dated March 3, 2017, with respect to our audits of the consolidated financial statements of Lilis Energy, Inc. and Subsidiaries as of December 31, 2016 and 2015 and for the years ended December 31, 2016 and 2015, which report is included in this Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2016.

/s/ Marcum LLP

Marcum LLP

New York, NY

March 3, 2017